Exhibit 10.10

The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer’s Executive Severance Agreement.

	Salary Multiplier Rate	Termination Period	Change of Control Continuation Period
	(Section 4(a)(4))	(Section 1(n))	(Section 2)

Blake W. Krueger	3	3 years	36 months
James D. Zwiers	2	2 years	24 months